February 3, 2020

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Meridian Corporation and subsidiaries (Meridian) and, under the date of March 31, 2019, we reported on the consolidated financial statements of Meridian as of and for the years ended December 31, 2018 and 2017. On January 28, 2020, we declined to stand for reelection and the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Meridian’s consolidated financial statements as of and for the year ended December 31, 2019 and the issuance of our report thereon. We were subsequently notified that Meridian appointed Crowe LLP as its principal accountant for the year ending December 31, 2020. We have read Meridian’s statements included under Item 4.01 of its Form 8-K dated February 3, 2020, and we agree with such statements, except that we are not in a position to agree or disagree with Meridian’s statement in the first and third paragraphs of Item 4.01 and we are not in a position to agree or disagree with Meridian’s statement related to their consideration of the remediation of the material weakness.

Very truly yours,

/s/ KPMG LLP